News Release	TRW Automotive 12025 Tech Center Drive Livonia, Mich. 48150 USA

Investor Relations Contact:
Patrick R. Stobb
(734) 853-6966

Media Contact:
Manley Ford
(734) 855-2616

TRW Automotive Reports Third-Quarter 2004 Financial Results In Line with Guidance

LIVONIA, MICHIGAN, November 4, 2004 — TRW Automotive Holdings Corp. (NYSE: TRW), today reported third-quarter 2004 results with sales of $2.7 billion, an increase of 8% over the prior year quarter, and net earnings of $13 million, or $0.13 per diluted share, compared to net losses of $34 million or ($0.39) per share during the same period a year ago. During the year-to-date period ending with the third quarter of 2004, the Company has reduced its gross debt by $569 million.

“We posted another quarter of strong earnings growth despite facing an unrelenting automotive operating environment,” said John C. Plant, president and chief executive officer. “Our solid operating performance, together with the Company’s diversification by customer, region and product base has helped us mitigate the pressures within our industry.” Mr. Plant added, “Specifically, the rapid rise in inflationary pressures impacting ferrous metals, and more recently, other commodities, has placed a significant operational and financial burden on the Company this year and will do so again in 2005. Excluding the one-time charge relating to our recently announced debt refinancing transaction, we believe the momentum of our year-to-date cost performance programs along with our customer diversity and other positives are sufficient offsets at this time for us to maintain our full-year earnings within the lower end of our previously announced guidance range.”

For the nine-month period ended September 24, 2004, the Company reported sales of $8.8 billion and net earnings of $91 million or $0.91 per diluted share, which included pre-tax expenses of $48 million or $0.48 per diluted share primarily for prepayment premiums on high yield notes redeemed with proceeds from the Company’s February 2004 initial public offering and other expenses related to a January 2004 bank debt refinancing. Year-to-date earnings excluding these charges were $139 million, or $1.39 per diluted share.

In comparison, the Company reported sales of $6.5 billion and net losses of $100 million for the seven-month period ended September 26, 2003. This seven-month period represents the reporting period following the February 28, 2003, acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. (“Blackstone”) from Northrop Grumman Corporation (the “Acquisition”). Prior to the Acquisition, the predecessor company reported sales of $1.9 billion and net earnings of $31 million for the two-month period ended February 28, 2003.

As a result of the Acquisition, certain consolidated and combined financial information relating to the three and nine month periods ended September 26, 2003, contained within this release (labeled as pro forma) has been adjusted to illustrate the estimated pro forma effects of the Acquisition, and the Company’s July 2003 debt refinancing, which included pre-tax charges of $31 million, as if these transactions had occurred on January 1, 2003.

Third-Quarter 2004 Compared to Pro Forma Third-Quarter 2003

The Company reported third-quarter 2004 sales of $2.7 billion, an increase of $203 million, or about 8%, compared to prior year sales of $2.5 billion. The increase resulted primarily from a higher level of sales from new product areas and foreign currency translation, partially offset by pricing provided to customers and a reduction in sales due to a first-quarter 2004 divestiture. Operating income for third-quarter 2004 was $95 million, an increase of $22 million, compared to the prior year pro forma operating income. Third-quarter 2004 included pre-tax restructuring costs of approximately $5 million, while the prior year quarter included $13 million of similar charges. Excluding the effect of these charges, operating income improved by $14 million, or 16% compared to the prior year. This increase resulted primarily from an increased level of sales and a higher level of cost savings, partially offset by pricing provided to customers, inflation (primarily in the area of ferrous metals) and the net negative impact of several isolated business issues, most notably, a net increase in reserves for litigation.

Compared to the prior year pro forma level of $83 million, net interest expense of $60 million for third-quarter 2004 was significantly lower, primarily as a result of the Company’s debt reduction efforts. The effective tax rate in the third quarter increased compared to the prior year quarter due primarily to certain U.S. based charges, and as a result of the Company’s tax loss position in this jurisdiction, carried no tax benefit in the period. Finally, the Company reported third-quarter 2004 net earnings of $13 million, or $0.13 per diluted share, compared to pro forma net losses of $5 million, or $(0.06) per diluted share in the prior year.

During the quarter, the Company adopted provisions of FASB Staff Position 106-2 with respect to the retroactive accounting treatment for Medicare Part D subsidies provided under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Recognition of the subsidies did not have a material impact on the Company’s results for the affected periods.

The Company reported earnings before interest, loss on sales of receivables, taxes, depreciation and amortization, and gain (loss) on retirement of debt (“EBITDA”) of $215 million for third-quarter 2004, which is an increase of $25 million or 13% when compared to the prior year pro forma EBITDA of $190 million. Please see the accompanying schedules for a reconciliation of EBITDA and pro forma EBITDA to the closest GAAP equivalent.

First Nine-Months 2004 Compared to Pro Forma First Nine-Months 2003

The Company reported sales of $8.8 billion for the first nine months of 2004, an increase of $499 million or 6% compared to prior year pro forma sales of $8.3 billion. Operating income during this period was $450 million, an increase of $10 million compared to the prior year pro forma operating income. Although operating income improved in 2004, the year-to-year comparison was negatively impacted by a $39 million first-quarter 2004 decline in net pension and OPEB income, which was primarily due to the application of purchase accounting in 2003 and the non-recurrence of second-quarter 2003 non-cash unrealized foreign currency exchange gains of $15 million. The negative impact of these items was more than offset by the Company’s new business growth, currency translation, and cost performance.

For the nine-month period ended September 24, 2004, the Company reported net earnings of $91 million or $0.91 per diluted share, which included the previously mentioned expenses of $48 million or $0.48 per diluted share for charges associated with debt repayment transactions. Earnings excluding these charges for the first nine months of 2004 were $139 million or $1.39 per diluted share, an increase of $42 million or 43% from the prior year period pro forma earnings of $97 million.

For the first nine months of 2004, the Company incurred pre-tax restructuring costs of $18 million and amortization of intangibles, principally customer relationships, of $25 million. In comparison, pro forma results for the prior year period included pre-tax restructuring and other unusual costs of $25 million and amortization of intangibles of $24 million.

The Company reported EBITDA of $816 million for first nine months of 2004 compared to pro forma EBITDA of $797 million in the prior year. When compared to the prior year period, 2004 EBITDA was negatively impacted by the previously mentioned $39 million first quarter decline in net pension and OPEB income and $15 million for non-cash unrealized foreign currency exchange gains in 2003, which did not recur in 2004. Excluding these two items, EBITDA increased by approximately 9% in the first nine months of 2004 compared to pro forma EBITDA in the prior year. Please see the accompanying schedules for a reconciliation of EBITDA and pro forma EBITDA to the closest GAAP equivalent.

Capital/Liquidity

For the first nine months of 2004, net cash provided by operating activities totaled $36 million, which included $5 million of cash used in operating activities during the third quarter resulting mainly from the impact of seasonal factors. The Company expects these seasonal factors to reverse in the fourth quarter.

Capital expenditures during the third quarter totaled $86 million, compared to $87 million in the prior year. Capital expenditures for the first nine months of 2004 were $248 million, an increase of $30 million compared to the prior year pro forma.

As of September 24, 2004, the Company had $3,239 million of debt and $454 million of cash and marketable securities, providing for net debt (defined as debt less cash and marketable securities) of $2,785 million, an increase of $76 million from the June 25, 2004, level.

Seasonal factors impacting net operating cash flow contributed to this increase. When compared to year-end 2003, net debt at the end of third-quarter 2004 declined by $179 million.

Subsequent Event

On October 10, 2004, the Company reached an agreement with Northrop to purchase its $600 million subordinated 8% pay-in-kind seller note (“Seller Note”) and to settle various contractual issues stemming from the Acquisition for the net amount of $493.5 million. The Company plans to utilize proceeds from its recently-closed $300 million new bank term loan together with available cash, and to the extent needed, existing liquidity arrangements to fund the transaction, which is expected to be completed prior to November 22, 2004.

At the time of the Acquisition, the Company valued the Seller Note based on a 15-year life and 8% pay-in-kind interest, and determined that the fair value of the Seller Note, and corresponding book value at March 1, 2003, was $348 million using a 12% discount rate. As of September 24, 2004, the accreted book value of the Seller Note was $417 million.

As a result of the transaction, the Company expects to record a fourth quarter pre-tax charge of approximately $115 million, or $1.14 per share, for loss on retirement of debt resulting primarily from the difference between the purchase price of the Seller Note and the expected book value of the Seller Note on the Company’s balance sheet at the time the transaction is completed. The loss associated with the transaction will be U.S. based and therefore carries zero tax benefit due to the Company’s tax loss position in this jurisdiction.

2004 Outlook

The Company is revising its full-year guidance to include its third quarter results, the expected $115 million fourth quarter charge related to the Seller Note transaction and other matters.

The revised guidance calls for sales of approximately $11.8 billion and diluted earnings per share in the range of $0.08 to $0.13. The earnings per share range includes charges of $48 million in the first quarter and expected charges of $115 million in the fourth quarter, or a combined $1.62 per diluted share, for expenses related to the previously mentioned debt repayment and refinancing transactions.

Excluding these charges, diluted earnings per share are expected to be in the range of $1.70 to $1.75. This guidance includes pre-tax expenses of approximately $33 million for amortization of intangibles, principally customer relationships, and approximately $35 million of expenses relating to restructuring initiatives.

The Company’s expected full year EBITDA is revised to be in the range of $1,060 to $1,075 million, which is based on expected operating income in the range of $572 to $582 million, adding back expected full year depreciation and amortization of approximately $490 million.

For fourth-quarter 2004, the Company expects revenue of approximately $3.0 billion and losses per diluted share in the range of $(0.83) to $(0.78). This per share guidance range includes a charge of $115 million, or $1.14 per diluted share, for loss on retirement of debt related to the Seller Note refinancing transaction. Excluding this charge, diluted earnings per share are expected to be in the range of $0.31 to $0.36. Also included in this guidance, the Company expects to incur pre-tax restructuring costs of approximately $17 million and amortization of intangibles, principally customer relationships, of approximately $8 million during the quarter.

Third Quarter Conference Call

The Company will host its third quarter conference call at 9:00 a.m. (EST) today, Thursday, November 4, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 1265695.

A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.

Reconciliation to GAAP

For a reconciliation of the pro forma and non-GAAP historical numbers appearing in this release to GAAP, please see financial schedules that accompany this release.

About TRW

With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 61,000 people in 22 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in the TRW Automotive Holdings Corp. final prospectus dated as of February 2, 2004 (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4), our Report on Form 10-K for the fiscal year ended December 31, 2003 (the “10K”), and our Reports on Form 10-Q for the quarters ended March 26 and June 25, 2004, and include: our substantial leverage; the highly competitive automotive parts industry and its cyclicality; pricing pressures from our customers; increasing costs for purchased components and raw materials; non-performance by, or insolvency of, our suppliers; product liability and warranty and recall claims; our dependence on our largest customers; limitations on flexibility in operating our business contained in our debt agreements; increases in interest rates; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the Prospectus, in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Historical and Pro Forma
Consolidated and Combined Financial Information

Page
Periods Ended September 24, 2004, September 26, 2003, and February 28, 2003
Consolidated Interim Statements of Operations for the three months ended September 24, 2004 and September 26, 2003	A2
Consolidated and Combined Interim Statements of Operations for the nine months ended September 24, 2004, the seven months ended September 26, 2003 and the two months ended February 28, 2003	A3
Consolidated Balance Sheets – September 24, 2004 and December 31, 2003	A4
Reconciliation of Historical to Pro Forma Combined Statements of Operations for the three months ended September 26, 2003	A5
Reconciliation of Historical to Pro Forma Consolidated and Combined Statements of Operations for the seven months ended September 26, 2003 and the two months ended February 28, 2003	A6
Historical and Pro Forma Consolidated Statements of Operations for the three months ended September 24, 2004 and September 26, 2003	A7
Historical and Pro Forma Consolidated and Combined Statements of Operations for the nine months ended September 24, 2004 and September 26, 2003	A8
Reconciliation of GAAP Net Earnings (Losses) to Historical and Pro Forma EBITDA for the three months ended September 24, 2004 and September 26, 2003	A9
Reconciliation of GAAP Net Earnings (Losses) to Historical and Pro Forma EBITDA for the nine months ended September 24, 2004 and September 26, 2003	A10

The accompanying historical and pro forma consolidated and combined financial information and reconciliation of GAAP net income to historical and pro forma EBITDA should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains historical consolidated and combined financial statements and the accompanying notes to consolidated and combined financial statements and unaudited pro forma consolidated and combined financial information and accompanying notes to unaudited pro forma consolidated and combined financial information.

The accompanying unaudited pro forma consolidated and combined financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003. The unaudited pro forma consolidated and combined financial information is based upon available information and certain assumptions we believe are reasonable. However, these statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition been completed as of January 1, 2003, and should not be taken as representative of future consolidated results of operations or financial position.

TRW Automotive Holdings Corp.

Consolidated Interim Statements of Operations
(Unaudited)

	Three months ended
	September 24,	September 26,
(In millions, except per share amounts)	2004	2003
Sales	$2,739	$2,536
Cost of sales	2,462	2,294

Gross profit	277	242
Administrative and selling expenses	131	127
Research and development expenses	36	38
Amortization of intangible assets	8	9
Other (income) expense — net	7	(4)

Operating income	95	72
Interest expense, net	60	84
Loss on retirement of debt	—	31

Earnings (losses) before income taxes	35	(43)
Income tax expense (benefit)	22	(9)

Net earnings (losses)	$13	$(34)

Basic earnings (losses) per share:
Earnings (losses) per share	$0.13	$(0.39)

Weighted average shares	98.9	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.13	$(0.39)

Weighted average shares	101.2	86.8

A2

TRW Automotive Holdings Corp.

Consolidated and Combined Interim Statements of Operations

	Successor		Predecessor
	Nine months	Seven months	Two months
	ended	ended	ended
	September 24,	September 26,	February 28,
(In millions, except per share amounts)	2004	2003	2003
	(unaudited)	(unaudited)
Sales	$8,825	$6,453	$1,916
Cost of sales	7,855	5,782	1,686

Gross profit	970	671	230
Administrative and selling expenses	389	302	100
Research and development expenses	115	92	27
Purchased in-process research and development	—	85	—
Amortization of intangible assets	25	19	2
Other (income) expense — net	(9)	(28)	4

Operating income	450	201	97
Interest expense, net	183	204	47
Loss on retirement of debt	48	31	—
Loss on sales of receivables	—	25	—

Earnings (losses) before income taxes	219	(59)	50
Income tax expense	128	41	19

Net earnings (losses)	$91	$(100)	$31

Basic earnings (losses) per share:
Earnings (losses) per share	$0.93	$(1.15)

Weighted average shares	97.4	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.91	$(1.15)

Weighted average shares	100.2	86.8

A3

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of
	September 24,	December 31,
(Dollars in millions)	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$438	$828
Marketable securities	16	16
Accounts receivable, net	2,192	1,643
Inventories	617	635
Prepaid expenses	102	65
Deferred income taxes	118	120

Total current assets	3,483	3,307
Property, plant and equipment	3,064	2,911
Less accumulated depreciation and amortization	702	388

Total property, plant and equipment — net	2,362	2,523
Goodwill	2,359	2,503
Intangible assets — net	772	795
Prepaid pension cost	163	120
Deferred income taxes	121	129
Other assets	522	530

	$9,782	$9,907

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$27	$76
Current portion of long-term debt	23	24
Trade accounts payable	1,651	1,626
Accrued compensation	319	282
Income taxes	237	187
Other current liabilities	913	931

Total current liabilities	3,170	3,126
Long-term debt	3,189	3,708
Post-retirement benefits other than pensions	937	935
Pension benefits	823	838
Deferred income taxes	223	222
Long-term liabilities	293	300

Total liabilities	8,635	9,129
Minority interests	62	50
Stockholders’ equity:
Capital stock	1	1
Paid-in-capital	1,131	868
Accumulated deficit	(10)	(101)
Accumulated other comprehensive losses	(37)	(40)

Total stockholders’ equity	1,085	728

	$9,782	$9,907

A4

TRW Automotive Holdings Corp.

Reconciliation of Historical to Pro Forma
Combined Statements of Operations
(Unaudited)

	Historical			Pro Forma
	Three months			Three months
	ended			ended
	September 26,	Pro Forma		September 26,
(Dollars in millions)	2003	Adjustments		2003
Sales	$2,536	$—		$2,536
Cost of sales	2,294	(1	)(a)	2,293

Gross profit	242	1		243
Administrative and selling expenses	127	—		127
Research and development expenses	38	—		38
Amortization of intangible assets	9	—		9
Other income — net	(4)	—		(4)

Operating income	72	1		73
Interest expense, net	84	(1	)(b)	83
Loss on retirement of debt	31	(31	)(b)	—

Losses before income taxes	(43)	33		(10)
Income tax benefit	(9)	4	(c)	(5)

Net losses	$(34)	$29		$(5)

(a)	Reflects the elimination of a $1 million inventory write-up recorded as a result of the Acquisition. The related inventory was sold in the third quarter of 2003.

(b)	Reflects adjustments to show pro forma net financing costs based upon our new capital structure and the initiation of our receivable securitization program.

(c)	Reflects the tax effect of the above adjustment at the applicable tax rate.

A5

TRW Automotive Holdings Corp.

Reconciliation of Historical to Pro Forma
Consolidated and Combined Statements of Operations
(Unaudited)

	Historical				Pro Forma
	Successor	Predecessor
	Seven months	Two months			Nine months
	ended	ended			ended
	September 26,	February 28,	Pro Forma		September 26,
(Dollars in millions)	2003	2003	Adjustments		2003
Sales	$6,453	$1,916	$(43	)(a)	$8,326
Cost of sales	5,782	1,686	(100	)(b)	7,368

Gross profit	671	230	57		958
Administrative and selling expenses	302	100	(2	)(c)	400
Research and development expenses	92	27	—		119
Purchased in-process research and development	85	—	(85	)(d)	—
Amortization of intangible assets	19	2	3	(e)	24
Other (income) expense — net	(28)	4	(1	)(f)	(25)

Operating income	201	97	142		440
Interest expense, net	204	47	(18	)(g)	233
Loss on retirement of debt	31	—	(31	)(g)	—
Loss on sales of receivables	25	—	(17	)(g)	8

(Losses) earnings before income taxes	(59)	50	208		199
Income tax expense	41	19	42	(h)	102

Net (losses) earnings	$(100)	$31	$166		$97

(a)	Reflects the elimination of the sales of TRW Koyo Steering Systems Company (“TKS”), which was not transferred to us as part of the Acquisition.

(b)	Reflects the elimination of $40 million of cost of sales of TKS, $12 million in pension and OPEB adjustments as a result of purchase accounting, the elimination of the effects of a $43 million inventory write-up recorded as a result of the Acquisition and $5 million net decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and certain intangibles.

(c)	Reflects the elimination of $1 million administrative and selling expense of TKS, the addition of $1 million in the annual monitoring fee payable to an affiliate of Blackstone and $2 million decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and capitalized software.

(d)	Reflects the elimination of the fair value of purchased in-process research and development expensed as a result of purchase accounting.

(e)	Reflects the incremental increase in amortization resulting from assignment of fair value to certain intangibles.

(f)	Reflects elimination of $1 million other expense related to TKS.

(g)	Reflects adjustments to show pro forma net financing costs based upon our new capital structure and the initiation of our receivable securitization program.

(h)	Reflects the tax effect of the above adjustments at the applicable tax rate.

A6

TRW Automotive Holdings Corp.

Historical and Pro Forma
Consolidated Statements of Operations
(Unaudited)

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	September 24, 2004	September 26, 2003
Sales	$2,739	$2,536
Cost of sales	2,462	2,293

Gross profit	277	243
Administrative and selling expenses	131	127
Research and development expenses	36	38
Amortization of intangible assets	8	9
Other (income) expense — net	7	(4)

Operating income	95	73
Interest expense, net	60	83

Earnings (losses) before income taxes	35	(10)
Income tax expense (benefit)	22	(5)

Net earnings (losses)	$13	$(5)

Basic earnings (losses) per share:
Earnings (losses) per share	$0.13	$(0.06)

Weighted average shares	98.9	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.13	$(0.06)

Weighted average shares	101.2	86.8

A7

TRW Automotive Holdings Corp.

Historical and Pro Forma
Consolidated and Combined Statements of Operations
(Unaudited)

	Historical	Pro Forma
	Nine months ended
(Dollars in millions)	September 24, 2004	September 26, 2003
Sales	$8,825	$8,326
Cost of sales	7,855	7,368

Gross profit	970	958
Administrative and selling expenses	389	400
Research and development expenses	115	119
Amortization of intangible assets	25	24
Other (income) — net	(9)	(25)

Operating income	450	440
Interest expense, net	183	233
Loss on retirement of debt	48	—
Losses on sales of receivables	—	8

Earnings before income taxes	219	199
Income tax expense	128	102

Net earnings	$91	$97

Basic earnings per share:
Earnings per share	$0.93	$1.12

Weighted average shares	97.4	86.8

Diluted earnings per share:
Earnings per share	$0.91	$1.08

Weighted average shares	100.2	89.5

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings (Losses)
to Historical and Pro Forma EBITDA
(unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains summary historical and pro forma financial data. The accompanying unaudited pro forma financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	September 24, 2004	September 26, 2003
GAAP net (losses) earnings	$13	$(34)
Income tax expense (benefit)	22	(9)
Interest expense, net of interest income	60	84
Loss on retirement of debt	—	31

GAAP operating income	95	72
Pro forma adjustments:
Inventory fair value adjustment	—	1

Operating income	95	73
Depreciation and amortization	120	117

EBITDA	$215	$190

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings (Losses)
to Historical and Pro Forma EBITDA
(unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains summary historical and pro forma financial data. The accompanying unaudited pro forma financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Historical	Pro Forma
	Nine months ended
(Dollars in millions)	September 24, 2004	September 26, 2003
GAAP net (losses) earnings	$91	$(69)
Income tax expense	128	60
Interest expense, net of interest income	183	251
Loss on retirement of debt	48	31
Loss on sales of receivables	—	25

GAAP operating income	450	298
Pro forma adjustments:
Inventory fair value adjustment	—	43
Depreciation and amortization	—	4
Purchased in-process research and development	—	85
Other	—	10

Operating income	450	440
Depreciation and amortization, net of a $5 million pro forma adjustment	366	357

EBITDA	$816	$797

A10